EXHIBIT 10.3

Friedhelm Blobel, Ph.D. Executive Director

CONFIDENTIAL

March 29, 2013

Hong Zhao

Dear Mr. Zhao,

I am pleased to offer you a position with NovaMed Pharmaceuticals (Shanghai) Co., Ltd. (“NovaMed”) (the “Company”), an affiliate of SciClone Pharmaceuticals Inc. as its Chief Executive Officer of China Operations reporting to me, President and Chief Executive Officer of Sciclone Pharmaceuticals Inc. The position includes responsibility as CEO of SciClone Pharmaceuticals (China) Ltd. (see also exhibit a attached to this letter). The position will be based out of our offices located at 30F Shanghai Times Square No. 93 Huaihai Zhong Road, Shanghai 200021, China. Your start date will be March 15, 2013.

If you decide to join us, you will receive an annual base salary of RMB 1,850,000 (one million and eight hundred fifty thousand RMB) less applicable withholding taxes which will be paid monthly in accordance with the Company’s normal payroll procedures. As an employee, you will be eligible to participate in the Company’s annual bonus program, under which you will have an annual bonus opportunity targeted at 53% (fifty threepercent) of your then current annual base salary and which will be earned based on your achievement of business objectives as established annually by the Company’s President and Chief Executive Officer in accordance with the terms of the executive bonus program and will be paid in China in the way base salary is administered. You will be entitled to the pro-rata bonus in January 2014 if you can join the company on or before September 30, 2013. Such bonus, if earned, shall be paid not later than the date that is two and one-half months following the close of the year in which such bonus is earned.

As an employee, you are entitled to participate in the China social benefits programs such as Pension, Medical, Unemployment Insurance, subjected to the China state’s relevant regulation. You including your family members will be reimbursed for health insurance costs capped at RMB 13,080 (or the corresponding US $ amount) per month. You will also be entitled to participate in SciClone’s US’s life insurance plan subject to the terms, conditions and overall administration of SciClone US’s life insurance plan, which is capped at an amount of US$ 203.00 per month. You are also entitled to 15 annual leave days per year, prorated in 2013 according to the first date of employment. A car (BMW 325) and driver will also be provided. Lastly, since your family is still in Nanjing, the Company will provide you with a place in Shanghai to live. In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors (the “Board”) following your employment start date that the Company will

Hong Zhao

March 29, 2013

a.	either grant you an option to purchase 100,000 shares of the Company’s common stock at a price per share equal to the fair market value per share of the Company’s common stock on the date of the first day of employment. Subject to your continued employment, twenty-five percent (25%) of the option shares shall initially vest (become exercisable) on the first anniversary of your employment start date (and no shares shall vest before such date) and the remaining shares shall vest monthly over the next thirty-six (36) months in substantially equal monthly amounts. Plus you will be granted 50,000 performance based options. These options will vest in accordance with you achieving the criteria specified. Or, alternatively

b.	you will be granted 50,000 time based Restricted Stock Units (RSU’s) vesting 25% at each of the one, two, three and four year anniversary or the first open trading window after such anniversary plus 50,000 option shares that are performance based. The performance based options will vest in accordance with you achieving the criteria specified.

The RSU’s and option shares shall be subject to the terms and conditions of the Company’s stock option plan and an appropriate form of stock option agreement, which you will be required to sign as a condition of receiving any RSU’s and options. You must decide your preference for a. or b. above by March 10, 2013. Over time, additional stock option grants may be made available in the sole discretion of the Board of Directors.

In separate documents the company will provide you with a severance agreement as well as a Change in Control (CiC) agreement.

We look forward to a mutually beneficial relationship. However, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Except in the case of termination for cause, we will give you 30 days notice of termination of your employment. Similarly we request, however that, in the event of resignation, you give the Company at least thirty (30) days notice.

Your job offer and employment, is contingent upon the clearance of reference and background checks satisfactory to the Company. The company expects that you are in possession of appropriate documents to work in the People’s Republic of China.

Please prepare the following documents for the HR Department. Such documentation must be provided prior to March 14, 2013.

Passport sized photo

Hong Zhao

March 29, 2013

Signed offer letter

Photocopy of ID card (both sides) or the first page of your passport

Work Permit or similar documents for PRC

Photocopy of Certificate of Academic Degree

Bank account information (Bank name, Bank address, SWIFT code, A/C name, A/C No.)

Verification of separation from your last employer

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

Hong, we are excited about the prospect of having you join our team and look forward to a mutually productive and successful relationship.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event will it be later than March 15, 2013. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday, February 27, 2013.

We look forward to your favorable reply and to working with you.

Hong Zhao

March 29, 2013

Sincerely,

/s/ Friedhelm Blobel
Friedhelm Blobel, Ph.D. Executive Director

For and on behalf of NovaMed Pharmaceuticals (Shanghai) Co., Ltd. and its affiliates

AGREED TO AND ACCEPTED:

Signature:	/s/ Hong Zhao
Printed Name:	Hong Zhao
Date:	March 29, 2013